                                                                  EXHIBIT 10.7

                          ASSIGNMENT AND LICENSE AGREEMENT

          THIS AGREEMENT is made and entered into as of this ___ day of ____, 1998 by and among HILTON HOTELS CORPORATION, a Delaware corporation ("HILTON"), CONRAD INTERNATIONAL ROYALTY CORPORATION, a Nevada corporation ("CRC") and GAMING CO., INC., a Delaware corporation ("GAMING CO."). Hilton and CRC shall sometimes be collectively referred to herein as "LICENSORS."

                                      RECITALS

          WHEREAS, Hilton, directly and through its subsidiaries, owns, operates and develops certain gaming facilities (the "GAMING BUSINESS"), and owns, operates and develops lodging properties and engages in franchising of lodging properties (the "RETAINED BUSINESS");

          WHEREAS, the Board of Directors of Hilton has determined that it is in the best interests of Hilton and the stockholders of Hilton to separate the Gaming Business from the Retained Business through the distribution (the "DISTRIBUTION") to the holders of Hilton's common stock of all of the outstanding shares of Gaming Co.'s common stock;

          WHEREAS, in order to effect such separation, Hilton and Gaming Co. have entered into that certain Distribution Agreement, dated [______], 1998 (the "DISTRIBUTION AGREEMENT"), pursuant to which Hilton will contribute to Gaming Co. and/or its subsidiaries, prior to the Distribution, all of the operations, assets and liabilities of Hilton and the Retained Business Subsidiaries (as defined below) comprising the Gaming Business;

          WHEREAS, Schedule A hereto lists certain federal and state registered trademarks and service marks, and certain trademarks and service marks for which registration is pending, that are owned by Hilton and certain Retained Business Subsidiaries and that are used primarily in the Gaming Business (the "ASSIGNED MARKS"), including without limitation the marks "Flamingo" and "Bally's," and any other marks obtained by Hilton or its Subsidiaries as a result of the Bally's Acquisition (as defined below), to the extent still held by Hilton or its Subsidiaries;

          WHEREAS, the name and mark "Hilton" and certain variations thereof, including certain related service marks, marks of origin, insignia, slogans, emblems, symbols and other identifying characteristics, whether or not registered in any jurisdiction (the "HILTON MARK"), is owned by Hilton in the United States and is used primarily in the Retained Business but is also used in the Gaming Business. The primary Hilton Mark is set forth in Schedule B hereto, as such schedule may be modified from time to time;

          WHEREAS, the name and mark "Conrad," and certain variations thereof including certain related service marks, marks of origin, insignia, slogans, emblems, symbols and other identifying characteristics, whether or not registered in any jurisdiction, and as may be modified from time to time (the "CONRAD MARK"), is owned by CRC, and is used primarily in the

Retained Business but is also used in the Gaming Business. The primary Conrad Mark is set forth in Schedule C hereto, as such schedule may be modified from time to time;

          WHEREAS, Hilton and the Hilton Parties (as defined below) desire to assign and transfer to Gaming Co. and the Gaming Subsidiaries (as defined below), and Gaming Co. and the Gaming Subsidiaries desire to acquire, (i) all of the right, title and interest of Hilton and the Retained Business Subsidiaries in and to the Assigned Marks and (ii) the rights to receive license fees from third parties pursuant to certain license agreements with respect to the usage of the Conrad Mark at certain properties;

          WHEREAS, Hilton desires to license to the Gaming Co. Parties (as defined below) the right to use the Hilton Mark in connection with the operation of certain casino hotels in the United States and the Gaming Co. Parties desire to license the Hilton Mark from Hilton, in accordance with the terms of this Agreement; and

          WHEREAS, CRC desires to license to the Gaming Co. Parties the right to use the Conrad Mark in connection with the operation of three casino hotels and the Gaming Co. Parties desire to license the Conrad Mark from CRC, in accordance with the terms of this Agreement. The Hilton Mark and the Conrad Mark are sometimes collectively referred to herein as the "LICENSED MARKS."

                                     AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensors and Gaming Co. agree as follows:

         1. DEFINITIONS. As used herein, the following terms have the meanings set forth below:

     "ASSIGNED MARKS" has the meaning set forth in the Recitals.

     "ASSIGNED RIGHTS" has the meaning set forth in Section 2.

     "BALLY'S ACQUISITION" shall mean the acquisition of Bally Entertainment Corporation by Hilton, which was effected on December 19, 1996.

      "CRC" has the meaning set forth in the Recitals.

     "CONRAD INTERNATIONAL MANAGEMENT AGREEMENTS" shall mean the agreements under which an affiliate of CRC manages the Conrad Properties.

     "CONRAD LICENSE AGREEMENTS" has the meaning set forth in Section 2(a).

     "CONRAD MARK" has the meaning set forth in the Recitals.

     "CONRAD PROPERTIES" means Conrad Jupiters, Gold Coast (Australia), Conrad International Treasury Casino, Brisbane (Australia) and Conrad International Punta del Este.

     "DISTRIBUTION AGREEMENT" has the meaning set forth in the Recitals.

     "DISTRIBUTION DATE" has the meaning set forth in the Distribution
     Agreement.

     "EXPENSES" has the meaning set forth in Section 8.

     "GAMING BUSINESS" has the meaning set forth in the Recitals.

     "GAMING SUBSIDIARIES" has the meaning set forth in the Distribution Agreement.

     "GAMING CO." has the meaning set forth in the Preamble.

     "GAMING CO. PARTIES" means Gaming Co. and the Gaming Subsidiaries, while such Persons remain Subsidiaries of Gaming Co.

     "GAMING CO. PARTY INDEMNITEE" has the meaning set forth in Section 8.

     "HRW TERMS" shall mean the terms and conditions applicable to all hotels participating in Hilton Reservations Worldwide as set forth in Annex A, as such terms and conditions may be modified from time to time by Hilton Reservations Worldwide, L.L.C.

     "HILTON" has the meaning set forth in the Preamble.

     "HILTON CASINO HOTELS" shall mean Reno Hilton, Las Vegas Hilton, Atlantic City Hilton, Flamingo Hilton - Reno, Flamingo Hilton - Laughlin, and Flamingo Hilton - Las Vegas.

     "HILTON INDEMNITEES" has the meaning set forth in Section 8.

     "HILTON MARK" has the meaning set forth in the Recitals.

     "HILTON PARTIES" means Hilton and the Retained Business Subsidiaries.

     "HILTON RESERVATIONS WORLDWIDE" shall mean the central reservation system operated by Hilton Reservations Worldwide, L.L.C. which provides reservation services to participating hotels.

     "HHONORS PROGRAM" shall mean the frequent guest program operated by Hilton HHonors Worldwide, L.L.C. which allows members to earn point credits redeemable for various travel related rewards.

     "HHONORS TERMS" shall mean the terms and conditions applicable to all hotels participating in the HHonors Program, as such terms and conditions may be modified from time to time by Hilton HHonors Worldwide, L.L.C.

     "INDEMNIFIED PARTY" has the meaning set forth in Section 8.

     "INDEMNITOR" has the meaning set forth in Section 8.

     "INITIAL TERM" has the meaning set forth in Section 4.

     "INJUNCTION" shall mean the Final Judgment of Permanent Injunction entered on November 1, 1995 by the United States District Court for the Southern District of New York in the action HILTON INTERNATIONAL CO. V. HILTON, ET AL. (Civil Action No. 91 Civ. 751 (JFK)) in the form attached hereto as Exhibit A.

     "LICENSE" has the meaning set forth in Section 3.

     "LICENSED MARKS" has the meaning set forth in the Recitals.

     "LICENSORS" has the meaning set forth in the Preamble.

     "NET ROOM REVENUES" shall mean total room revenues excluding revenue attributable to complimentary rooms.

     "OTHER HOTELS" shall mean Bally's Las Vegas, Bally's Park Place, Paris-Las Vegas, and any other hotels now or hereafter owned, operated, managed or acquired by any Gaming Co. Party.

     "PERSON" means any individual, corporation, partnership, association, trust company or other entity or organization, including any government entity or authority.

     "PROCEEDING" has the meaning set forth in Section 8.

     "RETAINED BUSINESS" has the meaning set forth in the Recitals.

     "RETAINED BUSINESS SUBSIDIARIES" has the meaning set forth in the Distribution Agreement.

     "SUBSIDIARY" shall mean, with respect to any Person, (a) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (b) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or other otherwise controls.

         2.    ASSIGNMENT OF MARKS AND LICENSES.

               (a) Without representation or warranty of any kind, express or implied, and subject to all existing licenses, the Hilton Parties hereby grant and assign to Gaming Co. all of their right, title and interest in and to
(i) the Assigned Marks, (ii) all federal, state and foreign registrations related to the Assigned Marks and all pending applications therefor, (iii) all statutory, common law, equitable and civil law rights (whether arising under federal, state or

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foreign law) related to the Assigned Marks, (iv) all of the goodwill associated with the Assigned Marks, (v) all rights to income, royalties, license and franchise fees and any other payments now or hereafter due or payable with respect to the Assigned Marks, including without limitation all damages and payments for past, present and future infringements thereof, (vi) the right to sue for, and all rights of recovery with respect to, all past, present and future infringements of the Assigned Marks, (vii) all rights of the Hilton Parties under all license agreements with respect to the Assigned Marks, (viii) all other rights and privileges pertaining to or associated with the Assigned Marks throughout the world, the same to be held and enjoyed by Gaming Co. as fully as the same would have been held and enjoyed by the Hilton Parties had this assignment not have been made and (ix) all rights of CRC to receive license fees under the license agreements (the "CONRAD LICENSE AGREEMENTS") which license the Conrad Mark for use with respect to the Conrad Properties (the rights described in clauses (i) through (ix) above are collectively referred to herein as the "ASSIGNED RIGHTS").

               (b) Gaming Co. hereby assumes all obligations and liabilities of the Hilton Parties pertaining to the Assigned Rights, including without limitation, any obligations and liabilities arising under any license agreements to which Hilton or any of the Retained Business Subsidiaries is a party and that are being assigned to Gaming Co. under Section 2(a)(vii).

               (c) Notwithstanding the grant to Gaming Co. of the CRC's rights to receive license fees under the Conrad License Agreements, pursuant to Section 2(a)(ix), CRC shall retain its ownership of the Conrad Mark and title to the Conrad Mark shall not be assigned to Gaming Co. by virtue of this Agreement.

         3. LICENSE. Hilton hereby grants to the Gaming Co. Parties a non-exclusive right and license (the "HILTON LICENSE"), subject to the terms and conditions set forth herein, to use the Hilton Mark for five years following the Distribution Date, except that the Hilton License shall be for 10 years with respect to the Las Vegas Hilton and the Reno Hilton (the "EXTENDED TERM"). CRC hereby grants to the Gaming Co. Parties a non-exclusive right and license (the "CONRAD LICENSE"), subject to the terms and conditions set forth herein, to use the Conrad Mark for the duration of the Conrad License Agreement applicable to such Conrad Property. The Hilton License and the Conrad License shall sometimes be referred to herein, collectively, as the "LICENSE."

         The Licensed Marks shall be used only in accordance with the following provisions:

               (a) the Gaming Co. Parties shall use the Hilton Mark solely in connection with (i) the operation of the Hilton Casino Hotels in the United States and in connection with the advertising and promotion of such hotels worldwide; and (ii) the participation of Other Hotels in Hilton Reservations Worldwide and/or the HHonors Program;

               (b) the Gaming Co. Parties shall use the Conrad Marks solely in connection with the operation of Conrad Properties and in connection with the advertising and promotion of the Conrad Properties worldwide; and

               (c) the Licensed Marks may be used only in a manner consistent with the use of such Licensed Mark during the year preceding this Agreement and, without the prior written consent of the Licensor of such Licensed Mark, which consent may be withheld at such Licensor's sole discretion, Gaming Co. shall not expand its business or operations to include use of any of the Licensed Marks on products or services beyond those products or services in use by Hilton or CRC on the Distribution Date.

         4. PAYMENT OF FEES AND PARTICIPATION IN HILTON RESERVATIONS WORLDWIDE AND THE HHONORS PROGRAM. The Gaming Co. Parties shall pay no royalty fees for the right to use the Hilton Mark for the first two years of the term (the "INITIAL TERM") of the Hilton License. Thereafter, the Gaming Co. Parties shall pay the Hilton Parties a royalty fee of 3% of the Net Room Revenues of each hotel that is branded with the Hilton Mark; PROVIDED, THAT, with respect to the Las Vegas Hilton and the Reno Hilton, the royalty fee shall be a fixed fee of, in the aggregate, $5 million per year (the "YEARLY FEE"). The Gaming Co. Parties shall pay no royalty fees for the right to use the Conrad Mark for the term of the Conrad License.

               (a) Notwithstanding the foregoing, so long as any Gaming Co. Party shall license the Hilton Mark, such Gaming Co. Party shall cause each of the Hilton Casino Hotels to do all of the following: (i) participate in Hilton Reservations Worldwide in accordance with the HRW Terms; (ii) purchase, install and thereafter maintain, at their sole cost, computer equipment and other hardware and software and related systems for the utilization of Hilton Reservations Worldwide; (iii) participate in the HHonors Program in accordance with the HHonors Terms; (iv) pay the fees established annually by Hilton Reservations Worldwide, L.L.C. for participation in Hilton Reservations Worldwide; (v) pay the fees and be entitled to receive the reimbursements as such fees and reimbursements are established annually by Hilton HHonors Worldwide, L.L.C., for participation in the HHonors Program; and (vi) pay a national and regional group advertising and sales and business promotions services fee to Hilton equal to 1% of Net Room Revenues for such hotel.

               (b) As long as any Gaming Co. Party shall license the Conrad Mark, such Gaming Co. Party shall cause each of the Conrad Properties to do all of the following: (i) participate in Hilton Reservations Worldwide in accordance with the HRW Terms; (ii) participate in the HHonors Program in accordance with the HHonors Terms; (iii) pay the fees established annually by Hilton Reservations Worldwide, L.L.C. for participation in Hilton Reservations Worldwide; (iv) purchase, install and thereafter maintain, at their sole cost, computer equipment and other hardware and software and related systems for the utilization of Hilton Reservations Worldwide; (v) pay the fees and be entitled to receive the reimbursements as such fees and reimbursements are established annually by Hilton HHonors Worldwide, L.L.C., for participation in the HHonors Program and (vi) remit to Hilton the advertising and promotion fees as set forth in the Conrad International Management Agreements.

               (c) Subject to Section 27 hereof, during the term of this Agreement and at Gaming Co.'s request and subject to the approval of Hilton and its subsidiaries, the Gaming Co. Parties shall cause each of the Other Hotels to do all of the following: (i) participate in Hilton Reservations Worldwide in accordance with the HRW Terms; (ii) participate in the

HHonors Program in accordance with the HHonors Terms; (iii) pay the fees established annually by Hilton Reservations Worldwide, L.L.C. for participation in Hilton Reservations Worldwide; (iv) purchase, install and thereafter maintain, at their sole cost, computer equipment and other hardware and software and related systems for the utilization of Hilton Reservations Worldwide; (v) pay the fees and be entitled to receive the reimbursements as such fees and reimbursements are established annually by Hilton HHonors Worldwide, L.L.C., for participation in the HHonors Program and (vi) pay a national and regional group advertising and sales and business promotions services fee to Hilton equal to 1% of Net Room Revenues for such hotel; PROVIDED, HOWEVER, that Bally's Park Place shall not be required to pay the fee described in the preceding clause (vi).

               (d) Notwithstanding anything to the contrary in this Agreement or in the HRW Terms or HHonors Terms, Hilton HHonors Worldwide, L.L.C. and Hilton Reservations Worldwide, L.L.C. shall not provide reservation services or any other services to any hotel or permit the participation of any hotel in Hilton Reservations Worldwide or the HHonors Program if the provision of such services or participation would violate applicable law. As long as such hotels participate in the HHonors Program, the Hilton Casino Hotels, Conrad Properties, and Other Hotels will have the same rights to use the HHonors Program trademarks as any other hotels participating in the HHonors Program.

         5.    OWNERSHIP OF MARKS.

               (a) Hilton acknowledges, without representation, warranty or inquiry, that, by virtue of the assignment made in Section 2, Gaming Co. is the exclusive owner of the Assigned Rights. Hilton agrees that no Hilton Party has any right, title or interest in or to any of the Assigned Rights from and after the date hereof.

               (b) Hilton agrees to cooperate fully with Gaming Co., at Gaming Co.'s expense, in recording appropriate assignment and other documents evidencing Gaming Co.'s acquisition and ownership of the Assigned Rights. Hilton agrees to take no action inconsistent with Gaming Co.'s ownership of and interest in the Assigned Rights. Gaming Co. agrees to cooperate fully with the Hilton Parties at Gaming Co.'s expense in recording appropriate documents evidencing the License to the Gaming Co. Parties.

               (c) No Hilton Party shall attack the validity of any of the Assigned Rights, Gaming Co.'s ownership thereof, or any of the terms of this Agreement, or assist any third party in doing any of the same, and each Hilton Party hereby waives any right to contest the validity of the Assigned Rights.

               (d) Gaming Co. acknowledges that Hilton is the exclusive owner of the Hilton Mark and CRC is the exclusive owner of the Conrad Mark. Gaming Co. agrees that no Gaming Co. Party has any right, title or interest in or to any Licensed Mark, except as expressly set forth in Sections 2(a)(ix) and 3. Gaming Co. agrees that all uses of any Licensed Mark by the Gaming Co. Parties and third parties and the goodwill associated with such uses shall inure solely to the benefit of the Licensor of such Licensed Mark. Upon termination of its rights to use a Licensed Mark as provided in this Agreement, all right and interest of such

Gaming Co. Party in and to such Licensed Mark shall revert fully to the Licensor of such Licensed Mark.

               (e) Gaming Co. agrees, if requested by either Licensor, to cooperate fully with such party in recording appropriate documents evidencing such Licensor's ownership of a Licensed Mark. Gaming Co. agrees to take no action inconsistent with either Licensor's ownership of and interest in its Licensed Mark.

               (f) No Gaming Co. Party shall attack the validity of either Licensor's ownership of its Licensed Mark or any of the terms of this Agreement, or assist any third party in doing any of the same.

         6. LIMITATIONS ON USE OF THE LICENSED MARKS. The License is expressly subject to the following conditions:

               (a) in its use of any Licensed Mark, each Gaming Co. Party shall faithfully reproduce such mark's design, coloration and appearance, as such design, coloration and appearance may be modified from time to time by the Licensor of such Licensed Mark. No Gaming Co. Party shall modify the design, coloration or appearance of a Licensed Mark unless requested to do so in writing by the Licensor of such Licensed Mark;

               (b) all uses of a Licensed Mark by any Gaming Co. Party, other than any previously authorized use in effect as of the Distribution Date in connection with the Gaming Business, shall be subject to the applicable Licensor's prior written approval, which approval shall not be unreasonably withheld or delayed, on the basis of samples submitted by such Gaming Co. Party and shall be made in strict conformance with such reasonable specifications as the Licensor of the Licensed Mark shall establish, as such specifications may be modified by the applicable Licensor from time to time;

               (c) all displays of a Licensed Mark by each Gaming Co. Party shall bear such copyright, trademark, service mark and other notices as the Licensor of such Licensed Mark shall reasonably require, and each Gaming Co. Party shall adhere to any other reasonable and customary posting requirements developed by the applicable Licensor with respect to such Licensed Mark;

               (d) no Gaming Co. Party shall use a Licensed Mark as part of, or display such Licensed Mark in conjunction with, any other names or marks except with the Licensor of such Licensed Mark's prior written approval;

               (e) no Gaming Co. Party shall use a Licensed Mark or any confusingly similar or diluting mark, term or design, except as expressly authorized in this Agreement, and no Gaming Co. Party shall attempt to register or aid any third party in using or attempting to register any such mark, term or design;

               (f) no Gaming Co. Party shall use a Licensed Mark in any manner that will indicate that it is using such Licensed Mark other than as a licensee; and

               (g) no Gaming Co. Party shall, and shall cause each of its Subsidiaries and affiliates not to, at any time use the trademark, name or sign "Hilton" or any variation thereof outside the United States to represent, directly or indirectly, that any hotel, bar, restaurant, gaming interest or related facility is owned, operated or licensed by Hilton in such area or is a member of its group.

         7.    QUALITY CONTROL.

               (a) The Licensors are familiar with the quality of the goods and services to be provided by Gaming Co. and the Gaming Subsidiaries in the Gaming Business and find, at the present time, the quality of such goods and services to be acceptable. All goods and services to be provided by the Gaming Co. Parties under a Licensed Mark shall be provided substantially in accordance with the quality standards of Gaming Co. and the Gaming Subsidiaries now in place or with such other quality standards as the applicable Licensor(s) may reasonably establish from time to time.

               (b) Each of Hilton and CRC shall have the right, at reasonable times and with prior notice, to inspect any facility operated by any Gaming Co. Party under a Licensed Mark, and any goods (including, without limitation, any advertising and promotional materials used in connection with the Gaming Business and Conrad Properties) provided by any Gaming Co. Party that bear a Licensed Mark, at any time for the purpose of determining whether they have met or are meeting the quality standards required under this Agreement. Each Gaming Co. Party shall promptly produce and deliver (at its own expense) to the applicable Licensor such examples of its use of the Licensor's Licensed Mark as such Licensor shall reasonably request.

         8.    LIMITATION OF LIABILITY; INDEMNITY.

               (a) THE ASSIGNED RIGHTS AND THE LICENSED MARKS ARE PROVIDED TO THE GAMING CO. PARTIES "AS IS." THE HILTON PARTIES DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING NON-INFRINGEMENT, WITH RESPECT TO THE ASSIGNED RIGHTS AND THE LICENSED MARKS. IN NO EVENT SHALL THE HILTON PARTIES BE LIABLE FOR ANY MATTER WHATSOEVER RELATING TO THE USE BY ANY GAMING CO. PARTY OF THE LICENSED MARKS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTION 8 AND SECTION 9 OF THIS AGREEMENT.

               (b) Gaming Co. shall indemnify, defend and hold harmless the Hilton Parties, their past and present affiliates, subsidiaries, other related companies, licensees and properties, and each of the foregoing entities' respective past and present employees, representatives, directors, officers, partners and agents (each, a "HILTON PARTY INDEMNITEE"), from and against any and all costs, liabilities and expenses, including, without limitation, interest, penalties, attorney and third party fees, and all amounts paid in the investigation, defense and/or settlement of any claim, action or proceeding (collectively, "EXPENSES"), that relate to (i) the provision or promotion of goods or services by any Gaming Co. Party under a Licensed Mark, notwithstanding any approval which may have been given by any Hilton Party Indemnitee with respect to the provision or promotion of such goods or services and/or (ii) any liabilities or obligations arising under any license agreement assigned to the Gaming Co. Parties pursuant to Section 2 of this Agreement; PROVIDED, HOWEVER, that the Gaming Co. Parties shall have no obligation to indemnify, defend and hold harmless any Hilton Party Indemnitee under clause (i) above from any Expenses resulting from any claim of any third party that a Licensed Mark is invalid, unless such claim of invalidity arises from a Gaming Co. Party's failure to comply with the terms of this Agreement.

               (c) Hilton or CRC, as applicable, shall indemnify, defend and hold harmless the Gaming Co. Parties and their respective past and present employees, representatives, directors, officers and agents (each, a "GAMING CO. PARTY INDEMNITEE"), from and against any and all Expenses resulting from any claim asserted against any Gaming Co. Party Indemnitee by any third party alleging that a Gaming Co. Party's use of a Licensed Mark infringes upon the proprietary rights of such third party, PROVIDED that such claim arises from such Gaming Co. Party's use of such Licensed Mark in accordance with the terms of this Agreement.

               (d) If any claim or action is asserted against any party that would entitle such party to indemnification pursuant to Section 8(b) or (c) (a "PROCEEDING"), any party who seeks indemnification (the "INDEMNIFIED PARTY") shall give written notice thereof to the party or parties from whom indemnification is sought (the "INDEMNITOR") promptly, but in no event later than thirty (30) days after such Indemnified Party learns of the existence of such Proceeding; PROVIDED, HOWEVER, that the Indemnified Party's failure to give the Indemnitor prompt notice shall not bar the Indemnified Party's right to indemnification unless such failure has materially prejudiced the Indemnitor's ability to defend such Proceeding. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such Proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor, PROVIDED that the Indemnitor shall not have the right to control the defense of any such Proceeding unless it has acknowledged in writing its obligation to indemnify the Indemnified Party fully from all Expenses incurred as a result of such Proceeding. The Indemnitor shall not settle, or consent to the entry of any judgment in, any Proceeding without obtaining either (i) an unconditional release of the Indemnified Party from all liability with respect to all claims underlying such Proceeding or (ii) the prior written consent of the Indemnified Party. Each Indemnitor and each Indemnified Party will fully cooperate with each other in any such Proceeding and shall make available to each other any books or records useful for the defense of any such Proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against such Proceeding within fifteen (15) days after receiving written notice thereof as provided above, the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor, in any way in which the Indemnified Party reasonably deems to be in its best interest.

               (e) The parties hereto are also subject to indemnification provisions in the Distribution Agreement. The indemnification provisions set forth herein are intended to supplement, but not to replace, the indemnification provisions in the Distribution Agreement. To the extent the indemnification provisions set forth herein conflict with those set forth in the

Distribution Agreement, those provisions that provide the greatest benefits to the Indemnified Party shall control.

         9. INFRINGEMENT PROCEEDINGS. Each Gaming Co. Party shall provide Hilton or CRC, as applicable, with prompt written notice of (i) any unauthorized uses by third parties of a Licensed Mark, or of confusingly similar or diluting trademarks, service marks, trade names, terms or designs, which come to the attention of such Gaming Co. Party and (ii) any action commenced or threatened against such Gaming Co. Party in connection with its use of a Licensed Mark. Each Licensor shall have the right, in its sole discretion, to commence infringement or unfair competition actions regarding any unauthorized use by third parties of such Licensor's Licensed Mark or any confusingly similar or diluting devices. The Gaming Co. Parties shall cooperate with and assist the Licensors in their investigation and prosecution of any of the foregoing.

         10. INJUNCTION. Each Gaming Co. Party agrees that if application is made by Hilton or Hilton International CO to reinstate the Injunction, such Gaming Co. Party shall not oppose or contest such application or take any other action to interfere with the reinstatement of the Injunction. Each Gaming Co. Party shall cooperate, if requested by Hilton and/or Hilton International CO, in obtaining court approval of any such application and shall execute any documents required by the court in connection therewith. If the Injunction is reinstated, each Gaming Co. Party shall take all actions necessary to comply with the terms and provisions set forth in the Injunction.

         11. RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be construed to create any relationship among the parties of agency, partnership, franchise or joint venturer or render any party liable for any debts or obligations incurred by any other party hereto. No party is authorized to enter into agreements for or on behalf of any other party hereto, to collect any obligation due or owed to any such party, or to bind any other party in any manner whatsoever.

         12. ASSIGNMENT AND SUBLICENSE. No Gaming Co. Party may assign its rights under this Agreement or sublicense its rights to use either Licensed Mark to a third party without the prior written consent of the Licensor of such Licensed Mark (which consent may be withheld in the sole discretion of such Licensor). Upon any assignment or sublicense entered into in accordance with this Section 12, such assignee or sublicensee shall enter into an assignment or sublicense agreement with such Gaming Co. Party, in a form reasonably satisfactory to the applicable Licensor, pursuant to which such assignee or sublicensee agrees to comply with, and be bound by, the terms of this Agreement and acknowledges the status of Hilton and CRC as intended third party beneficiaries of such assignment or sublicense agreement. If requested by the applicable Licensor, such assignee or sublicensee shall also execute an instrument or instruments pursuant to which such assignee or sublicensee shall be bound by, and become a party to, this Agreement. Any purported assignment or sublicense by any Gaming Co. Party not in compliance with the terms of this Agreement shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

         13.   TERM; TERMINATION OF LICENSE.

               (a)  This Agreement, unless earlier terminated pursuant to this
Section 13, shall expire upon the later to occur of the expiration (or earlier termination) of the Hilton License and the Conrad License. By mutual agreement of the parties, the term of this Agreement may be renewed with respect to any License for an extended period to be determined by the parties.

               (b) During the Initial Term, the Gaming Co. Parties shall be required to use the Hilton Mark at each of the Hilton Casino Hotels.
Thereafter, the Gaming Co. Parties may terminate use of the Hilton Mark at any Hilton Casino Hotel by giving the Hilton Parties at least six months' written notice of the Gaming Co. Parties' decision to terminate use of the Hilton Mark; PROVIDED, HOWEVER, that with respect to the Las Vegas Hilton and the Reno Hilton, the Gaming Co. Parties shall be required to use the Hilton Mark for the Extended Term, except the Gaming Co. Parties may terminate use of the Hilton Mark if: (i) the Las Vegas Hilton and the Reno Hilton are sold by the Gaming Co. Parties and the Gaming Co. Parties pay the Hilton Parties the present value of the Yearly Fee due under the remainder of the Extended Term, discounted back at a six percent annual rate or (ii) after the fifth anniversary of the date hereof, the Gaming Co. Parties provide the Hilton Parties with at least six months' written notice of the Gaming Co. Parties' decision to terminate use of the Hilton Mark with respect to the Las Vegas Hilton and the Reno Hilton and the Gaming Co. Parties pay the Hilton Parties the present value of the Yearly Fee due under the remainder of the Extended Term, discounted back at a six percent annual rate.

               (c) Notwithstanding any of the foregoing, any party may at any time terminate this Agreement in the event of a breach by any other party of any provision herein that has not been cured within ten days following the receipt by the breaching party of notice of such breach, PROVIDED, HOWEVER, that the availability of such right of termination shall not prejudice the terminating party's right to pursue any additional remedies at law or in equity with respect to such breach.

         14.   EFFECT OF TERMINATION.

               (a) Upon the termination of this Agreement, the Gaming Co. Parties shall:

                    (i) immediately discontinue use of the Licensed Marks, refrain from using any confusingly similar marks, terms or designs, and no longer possess any right or interest in the Licensed Marks; and

                    (ii) if Hilton requires, cooperate with Hilton to apply to the appropriate authorities to cancel from all governmental records the recording of this Agreement or to record the termination of this Agreement.

               (b) Notwithstanding any termination of this Agreement, (i) the provisions of Section 2 (Assignment of Marks and Licenses), Section 5 (Ownership of Marks),

Section 6(e) (Limitations on Use of the Licensed Marks), Section 8 (Limitation on Liability; Indemnity), Section 15 (Severability), Section 17 (Specific Performance), Section 18 (Arbitration), Section 19 (Choice of Law),
Section 20 (Attorneys' Fees) and Section 25 (Waiver) of this Agreement shall remain in full force and effect in perpetuity and (ii) the provisions of
Section 14(a) of this Agreement shall remain in effect until satisfied in full.

         15. SEVERABILITY. The invalidity or partial invalidity or unenforceability of any portion of this Agreement shall not affect the validity or enforceability of any other portion. If it is ever held that any covenant hereunder is too extensive to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

         16. REMEDIES. Each of the parties acknowledge and agree that money damages would be inadequate relief for any breach or threatened breach by the other party of its obligations hereunder, and that upon such breach, the non-breaching party or parties, as the case may be, shall be entitled to injunctive or other equitable relief for any breach or threatened breach thereof.

         17. SPECIFIC PERFORMANCE. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

         18. ARBITRATION. The parties hereto agree that any dispute, controversy or disagreement between the parties related to the obligations of the parties under this Agreement in respect of which resolution cannot be reached shall be submitted for mediation and final and binding arbitration in accordance with Section 9.14 of the Distribution Agreement, including Section 9.14(c) thereof regarding the parties' ability to seek specific performance or injunctive relief thereof.

         19. CHOICE OF LAW. This Agreement shall be construed under and entered in accordance with the laws of the State of New York.

         20. ATTORNEYS' FEES. If any party commences an action against the other with respect to this Agreement, the prevailing party in such action shall be entitled to an award of reasonable costs and expenses of mediation, arbitration and/or litigation, including reasonable attorneys' fees, to be paid by the non-prevailing party.

         21. EXPENSES. Except as specifically provided otherwise in this Agreement, all fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid Gaming Co. In addition, it is understood and agreed that Gaming Co. shall pay the legal, recording, filing and out-of-pocket expenditures in connection with (a) the filing and recordation of the assignment of the Assigned Marks and the License and (b) any accrued and unpaid fees and expenses with respect to legal, recording, filing and other expenses related to the Assigned Marks.

         22. ENTIRE AGREEMENT. This Agreement (and the, exhibit, annexes and schedules hereto which are incorporated by reference herein and made part hereof) and the Distribution Agreement (including any Ancillary Agreements, as such term is defined in the Distribution Agreement) constitute the entire agreement and understanding among the parties hereto with respect to the subject matter covered by such agreements, and supersedes any prior or contemporaneous agreement or understanding related to the subject matter hereof and thereof. To the extent that the terms of this Agreement and similar terms of the Distribution Agreement or any Ancillary Agreement are in conflict, the interpretation given to the conflicting terms of the Distribution Agreement shall govern the interpretation and performance of this Agreement.

         23. AMENDMENTS. This Agreement may not be amended, supplemented or modified in any respect except by written agreement among the parties, duly signed by their respective authorized representatives.

         24. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

         25. WAIVER. Gaming Co. may specifically waive any breach of this Agreement by the Hilton Parties and Hilton may waive any breach of this Agreement by a Gaming Co. Party; PROVIDED, HOWEVER, that no such waiver shall be deemed effective unless in writing, signed by the waiving party, and specifically designating the breach waived. No waiver shall constitute a continuing waiver of similar or other breaches.

         26. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be deemed received (a) upon personal delivery, if so delivered, (b) upon three (3) business days after having been deposited in the United States mail, first class, postage prepaid, return receipt requested, or
(c) on the next business day if sent by nationally recognized overnight delivery service. In each such case, notices shall be addressed as follows:

          If to Hilton:

               Hilton Hotels Corporation
               9336 Civic Center Drive
               Beverly Hills, CA 90210
               Attn.:  General Counsel
               Telecopy: (310) 205-7677

          If to CRC:

               [______________]

          If to one or more of the Gaming Co. Parties:

               Gaming Co., Inc.
               3930 Howard Hughes Parkway, 4th Floor
               Las Vegas, Nevada  89109
               Attn.:    General Counsel
               Fax:      (702) 699-5179

or to such other address as one party may designate to the other by written notice given in accordance with this Section 26.

         27. NOTICE OF ENTRY INTO GAMING CO. MARKETS. Hilton shall give Gaming Co. six months' written notice (the "NOTICE OF ENTRY") prior to the development or acquisition by any Hilton Party of any casino hotels branded with the Hilton Mark or the Conrad Mark within any Gaming Co. market. If the Gaming Co. Party operating in such Gaming Co. market provides Hilton, within 30 days of receipt of such Notice of Entry, of its agreement to cease using the Hilton Mark or Conrad Mark, as the case may be, in such market within six months and of its decision to withdraw from Hilton Reservations Worldwide and the HHonors Program (the "NOTICE OF WITHDRAWAL"), Hilton shall use its reasonable best efforts to remove such Gaming Co. Party from Hilton Reservations Worldwide and the HHonors Program within six months of Hilton's receipt of such Notice of Withdrawal.

         28. FURTHER ASSURANCES. The parties hereto hereby covenant and agree to execute and deliver all such documents, make such government filings, and to do or cause to be done all such acts or things as may be necessary to complete and effect the transactions contemplated hereby.

         29. COMPLIANCE BY SUBSIDIARIES. Hilton shall take all such actions as are necessary to ensure compliance with the terms of this Agreement by the Hilton Parties other than Hilton; and Gaming Co. shall take all such actions as are necessary to ensure compliance with the terms of this Agreement by the Gaming Co. Parties other than Gaming Co.

         30. HEADINGS. The descriptive headings of the several sections of this Agreement are for convenience only and do not constitute a part of the Agreement or affect its meaning or interpretation.

                             [Signature page to follow]

          IN WITNESS WHEREOF, a duly authorized representative of each party has executed this Agreement as of the date first written above.

                                       HILTON HOTELS CORPORATION


                                       By:
                                          ------------------------------------
                                          Its:
                                              --------------------------------

                                       GAMING CO., INC.


                                       By:
                                          ------------------------------------
                                          Its:
                                              --------------------------------


                                       CONRAD INTERNATIONAL ROYALTY CORPORATION


                                       By:
                                          ------------------------------------
                                          Its:
                                              --------------------------------


                                      S-1